Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

among

BSREP II Aries Pooling LLC,

BSREP II Aries DE Merger Sub Inc.

and

Associated Estates Realty Corporation

dated

August 6, 2015

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1, dated August 6, 2015 at 10:00 AM New York time (this “Amendment”), to the Agreement and Plan of Merger (the “Original Agreement”), dated April 22, 2015, is among BSREP II Aries Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Aries DE Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Associated Estates Realty Corporation, an Ohio corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Original Agreement.

RECITALS

A.	Pursuant to Section 10.4 of the Original Agreement, Parent has notified the Company that it wishes to amend the terms of the Original Agreement in order to achieve its tax planning objectives, including the objective of causing the Merger to be treated as an asset sale for tax purposes.

B.	Pursuant to Section 10.4 of the Original Agreement, the Company agreed to enter into any such agreement that would not (a) cause the Company to incur costs (other than legal expenses) that will not be reimbursed by Parent, (b) materially delay the Closing, (c) reduce the Merger Consideration, (d) introduce additional conditions to the Closing in Article VII of the Original Agreement (other than amendments to certain conditions in Article VII of the Original Agreement to reflect a revised tax structure), (e) introduce additional representations, warranties or covenants except as required in order to effect Parent’s tax objectives or (f) become effective prior to the Business Day immediately preceding the Closing, and this Amendment would not have any such effects.

C.	Section 9.1 of the Original Agreement provides that amendments may be made to the Original Agreement by execution of an instrument in writing signed by each of the parties thereto.

Accordingly, the parties agree as follows:

1.	Effective Date. The effective date of this Amendment shall be the Business Day immediately preceding the Closing.

2.	Amendment to Section 1.1. Section 1.1 of the Original Agreement is hereby amended and restated as follows:

“Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Ohio General Corporation Law, as amended (“OGCL”), and the Delaware General Corporation Law, as amended (“DGCL”), at the Effective Time, the Company will be merged with and into Merger Sub (“Merger”), the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.””

3.	Amendment to Section 1.5. Section 1.5 of the Original Agreement is hereby amended and restated as follows:

“Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. (a) The certificate of incorporation of Merger Sub as set forth on Exhibit A1 will be the certificate of incorporation of the Surviving Corporation until further amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Merger Sub will be amended so as to read in their entirety in the form as is set forth on Exhibit A, and, as so amended, will be the bylaws of the Surviving Corporation until further amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

(c) As used in the Agreement, the capitalized term “Articles of Incorporation” shall refer to the amended and restated articles of incorporation of the Company as in effect on April 22, 2014 and the capitalized term “Code of Regulations” shall refer to the amended and restated code of regulations of the Company as in effect on April 22, 2014.”

4.	Amendment to Section 2.4. Section 2.4(b) of the Original Agreement is hereby amended and restated as follows:

“(b) Notwithstanding the provisions of Section 2.4(a), if, after the Effective Time, any holder of Shares who demanded appraisal of his, her or its Shares under the OGCL prior to the Effective Time effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then such Dissenting Shares shall thereupon be treated as if they had been converted into the right to receive the Merger Consideration, as of the Effective Time, without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.”

5.	Amendment to Section 1.6. Section 1.6 of the Original Agreement is hereby amended and restated as follows:

“Section 1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of Merger Sub immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.”

6.	Amendment to Section 4.1. Section 4.1 of the Original Agreement is hereby amended and restated as follows:

“Section 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As of the Signing Date, Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Immediately before the Effective Time, BSREP II Aries JV L.P. (“Merger Sub Holdco”) will own beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Before the Signing Date, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.”

7.	Amendment to Section 4.7. Section 4.7 of the Original Agreement is hereby amended and restated as follows:

“Section 4.7. No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transaction and the Financing and before the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in this Agreement. As of the Signing Date, the authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub (i) as of the Signing Date is owned by Parent and (ii) immediately before the Effective Time will be owned by Merger Sub Holdco. At the Closing, (a) an Affiliate of Parent will be the general partner of Merger Sub Holdco and (b) (i) Parent will beneficially own at least 99.8% and (ii) FFM B II LLC will beneficially own the remaining limited partner interests of Merger Sub Holdco. At the Closing, the Guarantors will directly or indirectly beneficially own all of the outstanding equity securities of Parent.”

8.	Amendment to Section 4.9. Section 4.9 of the Original Agreement is hereby amended and restated as follows:

“Section 4.9. No Vote of Merger Sub or Parent Shareholders. Except for the adoption of the Original Agreement and the Amendment by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent (or similar organizational documents) or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions and the Financing.”

9.	Amendment to Section 6.10; Parent Approval. Section 6.10 of the Original Agreement is hereby deleted in its entirety. Immediately following the execution of this Amendment, Parent shall execute and deliver, in accordance with DGCL section 228(a) and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the plan of merger contained in the Original Agreement and this Amendment.

10.	Addition of New Section 6.18. Article VI of the Original Agreement is hereby amended by adding the following Section 6.18 at the end of the Article:

“Section 6.18. Tax Treatment. For U.S. federal income tax purposes, the parties agree to report and treat the Merger as a taxable sale by the Company of all of the Company’s assets to the Merger Sub in exchange for the Merger Consideration to be received by holders of Company Common Shares and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Merger Consideration to its stockholders under Sections 331, 336 and 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for U.S. federal income tax purposes adopted by the Company Board.”

11.	Amendment to Section 7.2(d). Section 7.2(d) of the Original Agreement is hereby amended and restated as follows:

“(d) REIT Opinion. Parent shall have received a written opinion of Jones Day, dated as of the Closing Date and in form and substance as set forth in Exhibit C and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, since the commencement of its taxable year which began January 1, 2010 through its taxable year ending on the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.13. The associated representations must be in form and substance reasonably satisfactory to Parent.”

12.	Addition of New Exhibit A1. The Original Agreement is hereby amended by adding Exhibit A1 before Exhibit A and Exhibit A1 shall be in the form attached hereto as Exhibit A1.

13.	Amendment to Exhibit A. Exhibit A of the Original Agreement is hereby amended and restated in the form attached hereto as Exhibit A.

14.	Amendment to Exhibit B. Exhibit B of the Original Agreement is hereby amended and restated in the form attached hereto as Exhibit B.

15.	Amendment to Exhibit C. Exhibit C of the Original Agreement is hereby amended and restated in the form attached hereto as Exhibit C.

16.	Representations and Warranties. Each of the parties hereby represents and warrants to the other parties that such party has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance by each of the parties of this Amendment, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by such party’s boards of directors (or equivalent governing body), and no other corporate action on the part of such party is necessary to authorize the execution, delivery and performance by such party of this Amendment and the consummation by it of the transactions contemplated hereby other than the approval of Parent, in its capacity as sole shareholder of Merger Sub, which shall be obtained immediately following execution of this Amendment. This Amendment has been duly executed and delivered by each of the parties and, assuming due and valid authorization, execution and delivery of this Amendment by the other parties hereto, is a valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to the General Enforceability Exceptions.

17.	Remainder of the Original Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement, all of which shall continue to be in full force and effect. Unless the context otherwise requires, after the execution and delivery hereof, any reference to the “Agreement” in the Original Agreement shall mean the Original Agreement as amended hereby.

18.	Interpretation. The provisions of Article IX of the Original Agreement shall apply mutatis mutandis to this Amendment.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

BSREP II Aries Pooling LLC

By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

BSREP II Aries DE Merger Sub Inc.

By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Associated Estates Realty Corporation

By:	/s/ Jeffrey I. Friedman
	Name:	Jeffrey I. Friedman
	Title:	Chairman, President & Chief Executive Officer

Exhibit A1

CERTIFICATE OF INCORPORATION

OF

BSREP II ARIES DE MERGER SUB INC.

Pursuant to § 102 of the General Corporation Law

of the State of Delaware

The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of Delaware, does hereby certify:

FIRST: The name of the Corporation is BSREP II Aries DE Merger Sub Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 100 shares of Common Stock, without par value.

FIFTH: The name and mailing address of the Incorporator is as follows:

Name	Mailing Address

Bryant Taylor	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980

SIXTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the by-laws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit A

AMENDED AND RESTATED BYLAWS OF

BSREP II ARIES DE MERGER SUB INC.

Effective as of [-], 2015

Article I

Offices

SECTION 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.

SECTION 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

Article II

Stockholders

SECTION 1. Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders or, if no such meeting has been held, the date of incorporation.

SECTION 2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by the Board of Directors or the chief executive officer and shall be held at such place, on such date, and at such time as they or he or she shall fix.

SECTION 3. Notice of Meetings. Notice of the place, if any, date, and time of all meetings of the stockholders and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

SECTION 4. Quorum. At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, if any, date, or time.

SECTION 5. Organization. Such person as the Board of Directors may have designated or, in the absence of such a person, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

SECTION 6. Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

SECTION 7. Proxies and Voting. At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

SECTION 8. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

SECTION 9. Consent of Stockholders in Lieu of Meeting. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the Delaware General Corporation Law.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Article III

Board of Directors

SECTION 1. Number and Term of Office. The number of directors constituting the initial Board of Directors shall be one. Thereafter, the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire Board of Directors or by action of the stockholders of the Corporation. Any decrease in the number of directors shall be effective at the time of the next succeeding annual meeting of stockholders unless there shall be vacancies in the Board of Directors, in which case such decrease may become effective at any time prior to the next succeeding annual meeting to the extent of the number of such vacancies. Directors need not be stockholders. Except as otherwise provided by statute or these Bylaws, the directors (other than members of the initial Board of Directors) shall be elected at the annual meeting of stockholders. Each director shall hold office until his successor shall have been elected and qualified, or until his death, or until he shall have resigned, or have been removed, as hereinafter provided in these Bylaws.

SECTION 2. Removal. Any director may be removed, either with or without cause, at any time, by the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.

SECTION 3. Resignation. Any director of the Corporation may resign at any time by giving written notice of his resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4. Vacancies. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

SECTION 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office (rounded up to the nearest whole number) or by the President and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

SECTION 7. Quorum. At any meeting of the Board of Directors, a majority of the total number of the whole Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

SECTION 8. Participation in Meetings By Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

SECTION 9. Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 10. Compensation of Directors. Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Article IV

Committees

SECTION 1. Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 2. Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article V

Officers

SECTION 1. Generally. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary (who, if there is more than one, shall be referred to as Co-Secretaries), and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may

determine. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

SECTION 2. Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 3. Presidents. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation’s business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 4. Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

SECTION 5. Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate. Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

SECTION 6. Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board of Directors) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors. Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

SECTION 7. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

SECTION 8. Removal. Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

SECTION 9. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Article VI

Stock

SECTION 1. Certificates of Stock. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

SECTION 2. Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article VI of these Bylaws, an outstanding certificate, if one has been issued, for the number of shares involved shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than ten (10) days after the date upon which the resolution fixing the record date is adopted. If no record date has been fixed by the Board of Directors and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner prescribed by Article II, Section 9 hereof. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by consent of the stockholders without a meeting, the record date for determining stockholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

SECTION 4. Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

SECTION 5. Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Article VII

Notices

SECTION 1. Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

SECTION 2. Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver.

Article VIII

Miscellaneous

SECTION 1. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

SECTION 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

SECTION 3. Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 4. Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

SECTION 5. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Article IX

Indemnification of Directors and Officers

SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, including, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation or any predecessor of the Corporation as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, court costs, attorneys’ fees, witness fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this ARTICLE IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

SECTION 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this ARTICLE IX, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this ARTICLE IX is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE IX or otherwise shall be on the Corporation.

SECTION 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this ARTICLE IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

SECTION 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

SECTION 7. Nature of Rights. The rights conferred upon indemnitees in this ARTICLE IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this ARTICLE IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

SECTION 8. Saving Clause. If this ARTICLE IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this ARTICLE IX that shall not have been invalidated, or by any other applicable law. If this ARTICLE IX shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under applicable law.

Article X

Amendments

These Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting.

Exhibit B

ASSOCIATED ESTATES REALTY CORPORATION

Officers Certificate

This Certificate is being delivered in connection with the delivery by Jones Day, as counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), of the legal opinion to be rendered to Parent, in connection with the merger (the “Merger”) of the Company with and into Merger Sub pursuant to the Agreement and Plan of Merger among Parent, Merger Sub and the Company, dated April 22, 2015 (the “Merger Agreement”).

The undersigned does hereby certify to Jones Day and Parent, as of the date hereof, that:

1. I am the duly elected, qualified and acting officer, with the title set forth next to my name below of the Company. In such capacity, I have full knowledge of the facts herein certified and am duly authorized to make these representations and covenants on behalf of the Company. Where appropriate, I have consulted with the Company’s tax advisors, and I understand each of the representations set forth herein. Further, I acknowledge that Jones Day will rely on the representations set forth herein in rendering its Opinion as to the Company’s qualification as a REIT.

2. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the attached Exhibit A. For purposes of any representations relating to the assets, income or activities of the Company, unless otherwise indicated in a particular representation, (i) the Company includes its proportionate shares (based on its interest in partnership capital in accordance with Treasury Regulation §1.856-3(g)) of any assets and items of income of any partnerships in which the Company holds a partnership interest directly or through one or more other partnerships or disregarded entities, and (ii) as appropriate for determining the Company’s status as a REIT, the Company is treated as conducting directly the activities of such partnerships. For purposes of these representations, the Company also includes its proportionate share of the assets and items of income of any disregarded entities in which the Company holds an interest directly or through one or more partnerships or other disregarded entities and is treated as conducting directly the activities of such disregarded entities. For purposes of this certificate, the term “partnership” means an entity taxed as a partnership for federal income tax purposes and the term “disregarded entity” means any entity that is disregarded for federal income tax purposes (including any Qualified REIT Subsidiaries).

Organizational and Other General Matters

3. At all times during the period commencing with its taxable year ended December 31, 2010 through its taxable year ending on the Closing Date (each such taxable year during the period beginning with its tax year ended December 31, 2010 through its taxable year ending on the Closing Date, a “REIT Tax Year,” and collectively, the “REIT Tax Years”), the Company has operated in accordance with the terms and provisions of its Articles of Incorporation and Code of Regulations of the Company (collectively, the “Articles”), as then in effect.

4. The Company timely elected to be taxed as a REIT for its taxable year ended December 31, 1993. The Company has not taken, and does not intend to take, any action to terminate or revoke its REIT election (other than as a result of its deemed liquidation pursuant to the Merger). The Company’s REIT election has not been revoked, terminated or challenged by the Internal Revenue Service.

5. The Company has timely filed its federal income tax returns (on IRS Form 1120-REIT) as a REIT for each of its taxable years during the period beginning with its taxable year ended December 31, 2010 through its taxable year ended December 31, 2013 and will timely file its federal income tax returns (on IRS Form 1120-REIT) as a REIT for its taxable year ended December 31, 2014 and its taxable year ending on the Closing Date. The Company has timely paid all taxes shown to be due on all such federal income tax returns filed with the IRS and will pay all taxes shown to be due on its federal income tax returns (on IRS Form 1120-REIT) for its taxable year ended December 31, 2014 and for its taxable year ending on the Closing Date.

6. Since January 1, 2010, the Company has at all times operated in accordance with the method of operation described in the registration statements, prospectuses and prospectus supplements previously filed by the Company with the Securities and Exchange Commission.

7. Since January 1, 2010, the Company has at all times been managed by one or more directors.

8. Since January 1, 2010, the beneficial ownership of the Company has at all times been evidenced by transferable shares of stock.

9. With the exception of the restrictions imposed on the transfer of the Company’s shares imposed under the Company’s Articles, there are no restrictions imposed by the Company on the transfer of any of its shares.

10. In none of the REIT Tax Years did the Company have earnings and profits accumulated from any non-REIT year.

11. The Company has never made any election to be, and has never otherwise been, a financial institution referred to in Section 582(c) of the Code; nor has it ever been an insurance company subject to Subchapter L of the Code. The Company will not make an election to be either a financial institution referred to in Section 582(c) of the Code or an insurance company subject to Subchapter L of the Code.

12. Since January 1, 2010, the Company has used the calendar year as its taxable year for U.S. federal income tax purposes.

Diversification of Ownership

13. At no time during the last half of each REIT Tax Year (including the last half of the current taxable year ending on the Closing Date), has more than 50% of the value of the Company’s shares been owned, directly or indirectly (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code), by five or fewer Individuals.

14. No shares of the Company ever became “Excess Shares” or “Excess Preferred Shares” (within the meaning of the Articles).

15. Since January 1, 2010, the beneficial ownership of the Company has been held at all times by 100 or more Persons.

16. The board of directors of the Company has never granted any shareholder of the Company an exemption from the ownership limits set forth in the Articles, other than to an Existing Holder (as such term is defined in the Articles) and to the Persons identified on [Exhibit A].

17. As required by Treasury Regulation §1.857-8, the Company has maintained the necessary records regarding the actual ownership of its stock for each REIT Tax Year, and has timely made the requisite information requests of its shareholders regarding stock ownership and maintained a list of the Persons failing or refusing to comply in whole or in part with the Company’s demand for statements regarding stock ownership. The Company does not know (and by exercising reasonable diligence would not have known) that it has failed to meet the “closely held” requirements of Section 856(a)(6) of the Code for any REIT Tax Year.

Gross Income of the Company

18. In each REIT Tax Year (and for purposes of the Company’s taxable year ending on the Closing Date, taking into account the deemed asset sale resulting from the Merger), at least 95% of the gross income (excluding gross income from Prohibited Transactions) of the Company was derived from (i) dividends and interest, (ii) Rents from Real Property, (iii) gain from the sale or other disposition of stock, securities and real property, Interests in Real Property and interests in mortgages on real property, but excluding gain on real property held as inventory or primarily for sale to customers in the ordinary course of business, (iv) abatements and refunds of taxes on real property, (v) income and gain derived from Foreclosure Property, (vi) amounts (other than amounts, the determination of which depends in whole or part on income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (vii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction solely by reason of Section 857(b)(6) of the Code.

19. In each REIT Tax Year (and for purposes of the Company’s taxable year ending on the Closing Date, taking into account the deemed asset sale resulting from the Merger), at least 75% of the gross income (excluding gross income from Prohibited Transactions) of the Company was derived from (i) Rents from Real Property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property, Interests in Real Property, and interests in mortgages on real property, but excluding real property held as inventory or primarily for sale to customers in the ordinary course, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other REITs, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any Person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction solely by reason of Section 857(b)(6) of the Code, and (ix) Qualified Temporary Investment Income. For purposes of item (ii), interest amounts attributable to the excess of: (x) the highest principal amount of the related mortgage loan outstanding during the taxable year, over (y) the Loan Value of the associated real property that is security for the loan will not be treated as qualifying income.

20. In each REIT Tax Year, the Company has not provided services to any of its tenants that would result in “impermissible tenant service income” (within the meaning of Section 856(d)(7)), or are not customarily provided to tenants in properties of a similar class in the geographic market in which the properties are located, other than (i) a de minimis amount of such services as permitted by Section 856(d)(7)(B) of the Code during the taxable years to which it was applicable or (ii) services provided through (A) an Independent Contractor from whom the Company did not derive or receive any income or (B) a Taxable REIT Subsidiary, as permitted by Section 856(d)(7)(C) of the Code.

21. In each REIT Tax Year, the Company has not received or accrued: (i) rents dependent in whole or in part on the income or profit derived by any Person from such property; or (ii) interest dependent in whole or in part on the income or profits of any Person, other than rents and interest based on a fixed percentage or percentages of receipt or sales. The Company has not entered into any lease or other arrangement that does not comply with the preceding sentence.

22. The Company has not conducted a business (i) from which it earned fees for services it performed and (ii) that would cause (A) the Company’s REIT status to be terminated or (B) rents to be treated as not Rents from Real Property.

Assets of the Company

23. At the close of each quarter of each REIT Tax Year (including on the Closing Date), at least 75% of the value of the total assets of the Company was represented by Real Estate Assets, cash and cash items (including receivables), and U.S. Government securities (collectively, “75 Percent Assets”).

24. At the close of each quarter of each REIT Tax Year (including on the Closing Date), not more than 25% of the value of the total assets of the Company was represented by securities (other than securities that are 75 Percent Assets).

25. At the close of each quarter of each REIT Tax Year (including on the Closing Date), not more than 5% of the value of the combined total assets of the Company was represented by securities of any one issuer (other than securities of a Taxable REIT Subsidiary, a Qualified REIT Subsidiary, and securities that are 75 Percent Assets).

26. At the close of each quarter of each REIT Tax Year (including on the Closing Date), the Company did not hold securities (other than securities that are 75 Percent Assets) possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than voting securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or voting securities constituting equity interests in an entity classified as a partnership for U.S. federal income tax purposes).

27. At the close of each quarter of each REIT Tax Year (including on the Closing Date), the Company did not hold securities (other than securities that are 75 Percent Assets or Straight Debt Securities) having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities of a Taxable REIT Subsidiary or a Qualified REIT Subsidiary or securities constituting equity interests in an entity classified as a partnership for U.S. federal income tax purposes).

28. The Company made timely Taxable REIT Subsidiary elections for Associated Estates Management Company, Merit Enterprises, Inc. and MIG II Realty Advisors, Inc. Since January 1, 2010, the Company has not owned (directly or indirectly) the stock of any other Taxable REIT Subsidiary. At the close of each quarter of each REIT Tax Year (including on the Closing Date), not more than 25% of the value of the combined total assets of the Company was represented by securities of one or more Taxable REIT Subsidiaries.

Distributions to Shareholders

29. In each of its taxable years during the period commencing with its taxable year ended December 31, 2010 through its taxable year ended December 31, 2014, the Company’s deduction for dividends paid (as defined in Section 561 of the Code, but without regard to capital gain dividends, as defined in Section 857(b)(3)(C) of the Code equaled or exceeded (a) the sum of (i) 90% of the Company’s real estate investment trust taxable income for the year (as defined in Section 857(b)(2) of the Code, but determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 90% of the excess of the net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (b) any “excess noncash income” (as defined in Section 857(e) of the Code).

30. The Company has consulted with PricewaterhouseCoopers LLP with respect to the computation of the Company’s real estate investment trust taxable income for its taxable year ending on the Closing Date (taking into account the deemed sale of its assets resulting from the Merger), its earnings and profits and the amount of the deemed liquidating distribution resulting from the Merger, and the Company has determined that its deduction for dividends paid for its taxable year ending on the Closing Date will equal or exceed (a) the sum of (i) 90% of the Company’s real estate investment trust taxable income for the year (as defined in Section 857(b)(2) of the Code, but determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) 90% of the excess of the net income from Foreclosure Property over the tax imposed on such income by Section 857(b)(4)(A) of the Code, minus (b) any “excess noncash income” (as defined in Section 857(e) of the Code) in its current taxable year ending on the Closing Date.

31. Any distributions declared with respect to its taxable years ending on December 31, 2010 and December 31, 2011 and made by the Company with respect to its common stock that were payable in cash and common stock satisfied the requirements of Revenue Procedure 2009-15, 2009-4 I.R.B. 356 and Revenue Procedure 2010-12, 2010-3 I.R.B, as applicable.

32. For each REIT Tax Year, the Company has not made any distributions to its shareholders with respect to any class or series of capital stock that was not pro rata with respect to such class or series, with no preference to any share of stock as compared with other shares of the same class or series, and has not made any distributions that give a preference to one class or series of stock as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference. The deemed liquidating distribution to the Company’s shareholders resulting from the Merger will be pro rata with respect to any class or series of capital stock, with no preference to any share of stock as compared with other shares of the same class or series, and will not give a preference to one class or series of stock as compared with another class or series except to the extent that the former is entitled (without reference to waivers of their rights by shareholders) to such preference.

Monitoring and Mitigation

33. Senior management of the Company will (a) review, no less frequently than quarterly, the composition of the Company’s assets and take such steps as are necessary to ensure that the REIT asset tests are satisfied and (b) periodically during each taxable year review the composition of the Company’s income and will monitor the Company’s compliance with the gross income and other requirements applicable to REITs. If the Company discovers that it did not satisfy one or more of the REIT income, asset or other requirements for any taxable year, it will take all action contemplated by Sections 856(c)(6), 856(c)(7) and 856(g)(5), as the case may be, in order to maintain its status as a REIT for such year and all succeeding years, including: (x) making the disclosure required by Sections 856(c)(6)(A) and 856(c)(7)(A)(i) (in the case of certain income and asset test violations); (y) disposing of assets in the manner contemplated, and in accordance with the deadlines established by Sections 856(c)(7)(A)(iii) and 856(c)(7)(B)(ii) to the extent necessary to bring the Company into compliance with the REIT asset requirements; and (z) duly paying the related penalty tax, if any, imposed by Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), and 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs.

Other

34. The Company has advised Jones Day of any matter of which the Company or its employees is aware which could, if adversely decided, adversely affect the Company’s ability to satisfy the requirements for qualification and taxation as a REIT under the Code.

35. At all times during each taxable year ending on December 31, 2001 through the taxable year ending on the Closing Date, Associated Estates Management Company would have been a Qualified REIT Subsidiary if it was not a Taxable REIT Subsidiary. For each taxable year ending on December 31, 2001 through the taxable year ending on the Closing Date the Company would have qualified as a REIT had Associated Estates Management Company been a Qualified REIT Subsidiary.

IN WITNESS WHEREOF, I have signed this certificate on this      day of August 2015.

Associated Estates Realty Corporation

[name], [title]

Exhibit A

Definitions

“Closing Date” has the meaning ascribed to it in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Foreclosure Property” means any real property (including Interests in Real Property), and any personal property incident to such real property, acquired by the Company as a result of the Company having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property that was inventory or primarily held for sale to customers in the ordinary course and not originally acquired as foreclosure property.

“Independent Contractor” means any Person meeting the requirements of an “independent contractor” for purposes of Section 856(d)(3) of the Code.

“Individual” means an individual, any organization described in Sections 401(a), 501(c)(17) or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code or a corresponding provision of a prior income tax law.

“Interests in Real Property” means fee ownership or co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but not including mineral, oil or gas royalty interests.

“Loan Value” means in the case of a loan purchased by the Company, the fair market value of the associated real property as of the date on which the commitment by the Company to acquire the loan becomes binding on the Company.

“Person” means an Individual, a trust, an estate, a partnership, an association, a company or a corporation.

“Prohibited Transaction” means the sale or other disposition of property held as inventory or primarily for the sale to customers in the ordinary course, other than Foreclosure Property unless: (i) the property sold was a Real Estate Asset, (ii) the Company held the Real Estate Asset for at least two years; (iii) the aggregate expenditures made by the Company during the two-year period preceding the date of the sale which are includible in the basis of the Real Estate Asset do not exceed 30% of the net selling price of such asset, (iv) (A) the Company did not make more than seven sales of property during any taxable year (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of Real Estate Assets (other than Foreclosure Property) sold during the taxable year does not exceed 10% of the aggregate adjusted bases (as so determined) of all of the assets of the Company as of the beginning of the taxable year or (C) the fair market value of Real Estate Assets (other than Foreclosure Property or property the sales to which Section 1033 of the Code applies) sold during the taxable year does not exceed 10% of the fair market value of all of the assets of the Company as of the beginning of the taxable year, (v) in the case of property which consists of land or improvements not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company has held the property for not less than two years for production of rental income, and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the Company does not receive income.

“Qualified REIT Subsidiary”: any corporation, other than a Taxable REIT Subsidiary, if 100% of the stock of such corporation is held by the Company.

“Qualified Temporary Investment Income”: any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends, in whole or in substantial part, on the life expectancy of one or more individuals, or is issued by an insurance company in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract or in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital received by the Company following an offering of stock or a public offering of debt with a term of more than 5 years, and (iii) is received or accrued during the one year period beginning on the date the Company receives such capital.

“Real Estate Asset”: real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument, and only for the one year period beginning on the date the Company receives such capital. However, the portion of any mortgage loan equal to the excess of: (x) the highest principal amount of the mortgage loan outstanding during the taxable year, over (y) the Loan Value of the associated real property that was security for the loan is not treated as a Real Estate Asset.

“Rents from Real Property”: gross amount received for the use of or the right to use real property, including: (i) rents from interests in real property; (ii) charges for services customarily furnished or rendered in connection with the rental or real property; and (iii) rent attributable to personal property which is leased under or in connection with a lease of real property, provided such rent does not exceed 15% of the total rental amount (calculated by reference to the properties’ respective fair market values), but excluding (iv) any amounts received or accrued (directly or indirectly) from any entity in which the Company owns a 10% or greater interest (applying the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) at any time during the taxable year.

“Straight Debt Securities” means the following securities: (1) straight debt securities meeting the requirements of Section 856(m)(2) of the Code; (2) any loan to an individual or estate; (3) any tangible property rental agreement defined in Section 467(d) of the Code; (4) any obligation to pay Rents from Real Property; (5) any security issued by a state or any political subdivision, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or part on the profits of any entity not described in this category, or payments on any obligation issued by such an entity; (6) any security issued by a REIT; and (7) any partnership debt instrument which satisfies Section 856(m)(4) of the Code.

“Taxable REIT Subsidiary” means any corporation (i) in which the Company directly or indirectly owns stock and (ii) for which the Company and such corporation jointly and properly elect that it be treated as a taxable REIT subsidiary of the Company for purposes of Section 856(l) of the Code.

Exhibit C

[●], 2015

[●]

Re:  REIT Qualification

Ladies and Gentlemen:

We have acted as special tax counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), in connection with the merger (the “Merger”) of the Company with and into Merger Sub pursuant to the Agreement and Plan of Merger among Parent, Merger Sub and the Company, dated April 22, 2015 (the “Merger Agreement”). This opinion relating to the Company’s status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), is being delivered pursuant to Section 7.2(d) of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with our opinion, we have reviewed and are relying upon (i) the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof, (ii) the Amended and Restated Bylaws of the Company as in effect on the date hereof, (iii) the Merger Agreement and (iv) such other documents, records and instruments that we have deemed necessary or appropriate for purposes of our opinion, and have assumed their accuracy as of the date hereof. For purposes of our review, we have also assumed, with your consent, the authenticity of all documents we have examined as well as the genuineness of signatures and the validity of the indicated capacity of each party executing a document. In addition, we have assumed that each agreement described above is valid and binding in accordance with its terms and that the obligations and covenants made by the parties thereto have been or will be performed or satisfied in accordance with their terms.

In addition, we have relied upon the representations and covenants contained in a certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, setting forth certain representations relating to the organization and operation of the Company and the entities in which it holds a direct or indirect interest. We have assumed that the statements, representations and covenants presented in the Officer’s Certificate are true without regard to any qualification as to knowledge, belief, or intent. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. As of the date hereof, we are not aware of any facts inconsistent with the statements in the Officer’s Certificate.

We have also reviewed the tax opinion issued by Baker & Hostetler LLP, dated June 11, 2010, regarding the Company’s qualification as a REIT for its taxable years ended December 31, 1993 through December 31, 2009 (the “Prior REIT Opinion”) and have assumed, with your permission, the correctness of the Prior REIT Opinion. We have not reviewed everything in the data room pertaining to taxable years prior to 2010 and, in particular, we have not reviewed the federal income tax returns of the Company for such prior years. In the course of our tax review for purposes of this opinion, we have not become aware of any facts related to such prior years inconsistent with the assumptions or representations upon which such Prior REIT Opinion was based. We have therefore assumed that at all times during the period beginning with its initial taxable year ended on December 31, 1993 and ending on December 31, 2009, the Company qualified as a REIT.

We have made such investigations of law and fact as we have deemed appropriate as a basis for our opinion. However, for purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Merger Agreement or any other document. Our opinion is conditioned on the accuracy and completeness of the representations made in the Officer’s Certificate and any change or inaccuracy in the representations referred to in the Officer’s Certificate may affect our conclusions set forth herein. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware.

Our opinion is based upon current provisions of the Code, the legislative history thereto, the existing applicable United States federal income tax regulations promulgated under the Code, published judicial authorities, and currently effective published rulings, administrative pronouncements and other guidance of the Internal Revenue Service (the “IRS”), all of which are subject to change at any time, possibly with retroactive effect, and subject to differing interpretations.

Based upon and subject to the foregoing and the qualifications set forth below, it is our opinion that, commencing with the Company’s taxable year ending December 31, 2010 through its taxable year ending December 31, 2014, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its organization and method of operation for the current year will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending on the Closing Date.

Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. The qualification and taxation of the Company as a REIT depend upon the ability of the Company to satisfy on a continuing basis, through actual annual operating and other results, the various requirements under the Code and the Treasury Regulations promulgated thereunder with regard to (i) organizational and operational matters, including, among other things, the sources of its income, the composition of its assets, and the level of its distributions to holders of the Company’s shares, and (ii) the diversity of ownership of the Company’s shares.

In rendering our opinion, we are expressing our views only as to the United States federal income tax laws. We do not undertake to advise you of the effect of changes in matters of law or fact occurring subsequent to the date hereof. This opinion is not binding upon the IRS or the courts. There can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion or that our opinion will be upheld by the courts if challenged by the IRS.

Very truly yours,